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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________


                                SCHEDULE 13G


                                 (Rule 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                               (Amendment No. 17)


                         National City Bancorporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $1.25 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 635312-10-1
--------------------------------------------------------------------------------
                               (CUSIP Number)

                               December 31, 2000
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           Rule 13d-1(b)
       ---
        X  Rule 13d-1(c)
       ---
           Rule 13d-1(d)
       ---

         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.




                               Page 1 of 5 Pages



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13G(Individuals - continued)                                        Page 2 of 5



CUSIP No. 635312-10-1


1.  Name of Reporting Person and I.R.S. Identification No.:
    Lowell W. Andreas

2.  Member of a Group: (a) ________  (b) ________

3.  SEC USE ONLY:

4.  Citizenship or Place of Organization:  United States

5.  Sole Voting Power:  352,009

6.  Shared Voting Power:  501,349

7.  Sole Dispositive Power:  352,009

8.  Shared Dispositive Power:  501,349

9.  Aggregate Amount Beneficially Owned by each Reporting Person:  853,358

10. Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: /  /

11. Percent of Class Represented by Amount in Row 9: 10.1%

12. Type of Reporting Person:  IN



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13G(Individuals - continued)                                         Page 3 of 5


Item 1(a)
and (b)    NAME AND ADDRESS OF ISSUER:
           National City Bancorporation
           651 Nicollet Mall
           Minneapolis, Minnesota  55402

Item 2(a)  NAME OF PERSON FILING:
           Lowell W. Andreas

Item 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
           National City Bancorporation
           651 Nicollet Mall
           Minneapolis, Minnesota  55402

Item 2(c)  CITIZENSHIP:
           USA

Item 2(d)  TITLE OF CLASS OF SECURITIES:
           Common Stock, $1.25 par value

Item 2(e)  CUSIP NUMBER:
           635312-10-1

Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                 Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e) [ ] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

          If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  AMOUNT BENEFICIALLY OWNED:

           853,358 shares at December 31, 2000. See schedule of disclaimed ownership attached as Exhibit A.

      (b)  PERCENT OF CLASS:

           10.1 percent pursuant to Rule 13d-3(c).

      (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS


           (i)   Sole power to vote or to direct the vote 352,009
           (ii)  Shared power to vote or to direct the vote 501,349
           (iii) Sole power to dispose or to direct the disposition of 352,009
           (iv)  Shared power to dispose or to direct the disposition of 501,349


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13G(Individuals - continued)                                         Page 4 of 5


Item 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable

Item 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           531,798 of the shares reported in Item 4(a) are held by L.W. Andreas as sole or co-trustee of trusts for the benefit of members of his family. (See Exhibit A)

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable

Item 8     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable

Item 9       NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable

Item 10      CERTIFICATION.

             (a)  Not Applicable

             (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 29, 2000                      /s/ David L. Andreas
                                             -----------------------------------
                                             David L. Andreas, as
                                             attorney-in-fact for Lowell W.
                                             Andreas pursuant to Power of
                                             Attorney (See Exhibit B to
                                             Amendment No. 10 to Schedule 13G)



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13G(Individuals - continued)                                         Page 5 of 5


                                  EXHIBIT A

                          To Form 13G (Individual)

     The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."

Record Owner's Relationship            Reporting Person's               Number
  to Reporting Person                  Type of Ownership              of Shares
---------------------------            -------------------            ---------

David L. Andreas Revocable Trust             Indirect(1)              499,090

Other trusts for the benefit of
   family members                            Indirect(1)               32,708

(1)  As sole or co-trustee of trusts for family members.